Exhibit 3.4

ARTICLES OF AMENDMENT

TO ARTICLES OF INCORPORATION

OF

PATRIOT HOLDING CORP.

1.                                      The name of the corporation is Patriot Holding Corp. (the “Company”)

2.                                      Article 1 of the Company’s Articles of Incorporation has been amended in its entirety to read as follows:

“1.           Name. The name of the corporation is Transport America, Inc.”

3.                                      The foregoing amendment was adopted according to Chapter 302A of the Minnesota Business Corporation Act.

IN WITNESS WHEREOF, the undersigned, President and Chief Executive Officer of Patriot Holding Corp., being duly authorized on behalf of such corporation, has executed this certificate this 31 day of July, 2013.

/s/ Scott Arves
Scott Arves
President and Chief Executive Officer